Exhibit 10.3
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to the Employment Agreement of John C. Burris (the “Amendment”), effective March 31, 2011, is made by and between Sourcefire, Inc., a Delaware corporation (the “Company”), and John C. Burris (the “Executive”).
     Whereas, the Company and Executive entered into that certain Employment Agreement dated July 14, 2008 (the “Agreement”); and
     Whereas, the Company and the Executive desire to amend the Agreement.
     Now Therefore, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.	Section 5.4 of the Agreement is amended to read, in its entirety, as follows:
5.4 Beginning with the Fiscal Year 2010 compensation cycle, during the Employment Term, Executive shall be entitled to participate in the Company’s equity arrangements as in effect from time to time on the same basis as those equity arrangements are generally made available to other senior executives of the Company (any grants of equity pursuant to such arrangements, a “Subsequent Equity Award”).
2.	Section 8.2 of the Agreement is amended by adding the following as a new Section 8.2(b)(ii)(E):
(E) the unvested stock options, restricted stock and restricted stock units under each Subsequent Equity Award shall accelerate and become vested by twenty-five percent (25%) of the total shares originally under such Subsequent Equity Award.
3.	Section 8.3 of the Agreement is amended by adding the following as a new Section 8.3(b)(ii)(E):
(E) the unvested stock options, restricted stock and restricted stock units under each Subsequent Equity Award shall accelerate and become fully vested.

4.	Section 8.4(c) of the Agreement is amended to read, in its entirety, as follows:
(c) For purposes of this Agreement, “Good Reason” shall mean (i) a material decrease in the Executive’s Base Salary and/or Target Bonus, (ii) a material reduction or material adverse change in the Executive’s authority, duties, title or, job responsibilities, or reporting structure, (iii) a geographic relocation of the Executive without his or her consent more than thirty (30) miles from the current location of his or her office as of the date hereof), or (iv) a willful and continued material breach by the Company of this Agreement or the “Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement” that has a material adverse effect on the Executive; provided, however, that any proposed termination of employment by the Executive shall be presumed to be other than for Good Reason, unless the Executive first provides written notice to the Company within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of the Executive’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in such notice. The Executive’s termination of employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported Good Reason event(s) as described above.
5.	Except as herein amended, the Agreement is hereby ratified, confirmed and affirmed for all purposes and in all respects.
     In Witness Whereof, the undersigned parties have executed this Amendment as of the date first written above.

ACCEPTED AND AGREED TO: SOURCEFIRE, INC.
By:	/s/ Todd P. Headley
	Name:	Todd P. Headley
	Title:	Chief Financial Officer and Treasurer

/s/ John C. Burris
John C. Burris

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